CO-ADMINISTRATION AGREEMENT

AGREEMENT, made and entered into as of January 1, 2016, by and between PENN SERIES FUNDS, INC., a Maryland corporation (“Penn Series”), and PENN MUTUAL ASSET MANAGEMENT, INC., a Pennsylvania corporation (“PMAM”).

WITNESSETH:

WHEREAS, Penn Series is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), offering multiple series (or classes) of capital stock and each series (or class) representing interests in a separate fund or portfolios of investments (each a “Fund” and, collectively, the “Funds”) (each such Fund being identified on Schedule A to this Agreement) for the purpose of funding variable contracts and qualified pension plans;

WHEREAS, Penn Series has entered into an agreement with a third-party service provider dated as of January 1, 2016 pursuant to which the service provider (“Fund Administrator and Accountant”) provides, among other things, certain administrative and accounting services to Penn Series;

WHEREAS, Penn Series has entered into the Second Amended and Restated Administrative and Corporate Services Agreement dated as of January 1, 2016 pursuant to which The Penn Mutual Life Insurance Company (“Penn Mutual”) provides certain administrative services to Penn Series (the “Penn Mutual ACS Agreement”); and

WHEREAS, Penn Series has entered into the Service Agreement dated as of January 1, 2016 pursuant to which Penn Mutual provides certain services to Penn Series and with respect to the related contract holders of Penn Mutual (the “Service Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Penn Series hereby appoints PMAM its co-administrator to administer certain of its corporate affairs, subject to the overall supervision of the Board of Directors of Penn Series, for the period and on the terms set forth in this Agreement. PMAM agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 7 of this Agreement.

2. PMAM will administer certain aspects of Penn Series’ operations as set forth herein. In performing its duties under this Agreement, PMAM will act in conformity with the Articles of Incorporation, By-Laws, and 1940 Act registration statement of Penn Series and with the instructions and directions of the Board of Directors of Penn Series and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations.

3. The services which PMAM shall provide under the Agreement include but are not limited to:

(a) the maintenance of books and records pertaining to PMAM’s services to Penn Series under this Agreement, as required under the federal securities laws, other than those required to be maintained by PMAM, in its capacity as investment Adviser, under the Investment Advisers Act of 1940, as amended;

(b) oversight of the preparation of such annual, semi-annual or other reports or proxy statements as Penn Series may be required to file with the Securities and Exchange Commission or to distribute to its shareholders and oversight of the coordination of the filing, printing and distribution of all such documents;

(c) oversight of the preparation of any registration statements or amendments to registration statements which Penn Series may be required or may desire to file with the Securities and Exchange Commission and oversight of the coordination of the filing, printing and distribution of all such documents;

(d) oversight of the preparation of Penn Series’ Federal and state tax returns and any other filings required for tax purposes and the coordination of the filing of such documents;

(e) the collection, presentation and distribution of any financial or other data that is available to PMAM as required by Penn Series’ Board of Directors, auditors or counsel;

(f) providing such services and cooperation as necessary to facilitate Penn Series’ independent public accounting firm’s audit of the Penn Series financial statements;

(g) perform miscellaneous accounting services to assist the Fund Administrator and Accountant and Penn Series’ Transfer Agent in the reconciliation and verification of their records with those of each Penn Mutual separate account;

(h) the preparation and negotiation of any amendments to, or substitutes for, the present agreements with Penn Mutual in its capacity as Penn Series’ administrator pursuant to the Penn Mutual ACS Agreement and the Service Agreement and pursuant to the provision of services under this Agreement;

(i) oversight of the determination of the net amount of cash flow into Penn Series and reconciliation and transmission of notification to Penn Series of net purchase orders and confirmation thereof;

(j) oversight of the determination of the net amount required for redemptions by Penn Series and reconciliation and transmission of notification to Penn Series of cash required for net redemption orders and confirmation thereof;

(k) oversight of the establishment and maintenance of any necessary bank arrangements to perform the services hereunder, such as the establishment of bank accounts and necessary processes to facilitate the cash flows between Penn Mutual, Penn Series’ Transfer Agent, and Fund Administrator and Accountant;

(l) oversight of the preparation of such filings or mailings to shareholders of Penn Series and contract holders of Penn Mutual as may be required for compliance with the securities laws of any state or other jurisdiction and oversight of the coordination of the filing, printing and distribution of all such documents;

(m) oversight and/or preparation of such applications or requests as Penn Series may desire to make to the Securities and Exchange Commission or its staff for exemption from, or interpretation of any provision of the 1940 Act or any other applicable Federal securities statute and the coordination of the filing of such documents;

(n) oversight and/or preparation of responses related to inquiries surrounding Penn Series by the Securities and Exchange Commission or its staff;

(o) such services as Penn Series’ Board of Directors may require in connection with its oversight of the service providers to Penn Series, including but not limited to Penn Mutual, Fund Administrator and Accountant, the Transfer Agent, and the Custodian, and including the periodic collection and presentation of data concerning the investment performance of Penn Series’ various investment portfolios;

(p) oversight of the organization of all meetings of Penn Series’ Board of Directors and oversight of the preparation and distribution of all materials related to such meetings;

(q) oversight and/or preparation of the organization of meetings of Penn Series’ shareholders and relevant contract holders of Penn Mutual and oversight and/or preparation of all materials related to such meetings;

(r) the collection, presentation and distribution of any financial or other data that is available to PMAM as required by Penn Series’ Board of Directors, auditors, or counsel;

(s) the preparation and negotiation of any amendments to, or substitutes for, the present agreements with the service providers to Penn Series, including but not limited to Penn Mutual, Fund Administrator and Accountant, the Transfer Agent, and the Custodian;

(t) oversight of a business continuity and disaster recovery program which seeks to ensure rapid recovery and timely resumption of critical Penn Series operations in the event of an emergency (other than those Penn Series operations required to be addressed by the business continuity and disaster recovery programs of other Penn Series service providers such as Penn Mutual, the Fund Administrator and Accountant, the Transfer Agent, or the Custodian, and PMAM acting in its capacity as Investment Adviser);

(u) making its officers and employees available to the officers and Board of Directors of Penn Series for assistance, consultation and discussion regarding the administration of Penn Series and the services provided to Penn Series under this Agreement;

(v) providing to Penn Series a Chief Compliance Officer (the “Penn Series Chief Compliance Officer”) and other necessary and appropriate compliance-related services; and

(w) such other services as the Penn Series’ Board of Directors may reasonably request.

4. PMAM shall permit any of its directors, officers, or employees who may be elected as directors or officers of Penn Series to serve in the capacities in which they are elected. Any of the services to be furnished by Penn Series under this Agreement may be furnished through the medium of such directors, officers, or employees of PMAM.

5. PMAM shall bear all of the following expenses in connection with the services to be rendered under this Agreement:

(a) the salaries and expenses of all personnel of PMAM incurred in connection with the provision of services to Penn Series under this Agreement, except as otherwise established by the Board of Directors of Penn Series and except the fees and expenses of directors of Penn Series who are not interested persons (as defined in the 1940 Act) of Penn Series or affiliated persons (as defined in the 1940 Act) of Penn Mutual or PMAM;

(b) the salaries and expenses of the Penn Series Chief Compliance Officer and other compliance-related services, other than such amount that may be allocated to Penn Series by the Board of Directors of Penn Series; and

(c) all expenses incurred by PMAM and Penn Series in connection with the services provided under this Agreement.

6. Nothing in this Agreement shall require PMAM to bear, or to reimburse Penn Series for, any costs or expenses other than those listed in Paragraph 5.

7. Penn Series shall pay PMAM as full compensation for services rendered hereunder a fee based on the average daily net assets of each Fund at the annual rate set forth in Schedule B to this Agreement. Such fee shall be accrued daily and payable at such intervals not more frequently than monthly and not less frequently than quarterly as the officers of Penn Series may from time to time determine and specify in writing to PMAM.

8. PMAM assumes no responsibility under this Agreement other than to render the services called for hereunder.

9. Neither PMAM nor any of its directors, officers or employees, nor any persons performing executive, administrative or other functions shall be liable for any error of judgment or mistake of law or for any loss suffered by Penn Series in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its or his or her duties on behalf of PMAM or from reckless disregard by PMAM or any such person of PMAM’s duties under this Agreement.

10. This Agreement shall continue in effect indefinitely with respect to a given Fund only so long as such continuation is specifically approved at least annually by either the Board of Directors of Penn Series or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) representing interests in that Fund, provided that in either event such continuation shall also be approved by the vote of a majority of the directors who are not interested persons of Penn Series, as defined in the 1940 Act, cast by them at a meeting called for the purpose of voting on such approval; provided, however, that:

(a) this Agreement may at any time be terminated by Penn Series with respect to any Fund, without the payment of any penalty, on 60 days’ notice to PMAM by vote of the Board of Directors of Penn Series; and

(b) this Agreement may be terminated by PMAM at any time, without the payment of any penalty, on 90 days’ written notice to Penn Series.

11. The services of PMAM to Penn Series provided under this Agreement are not to be deemed to be exclusive and PMAM shall be free to provide similar services to others or establish agreements with others to carry out the activities herein. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of PMAM who may also be a director, officer or employee of Penn Series to engage in any other business or to devote his or her other time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature.

12. It is understood that directors, officers, agents and stockholders of Penn Series are or may be interested in PMAM as directors, officers, or otherwise; that directors, officers and agents of PMAM are or may be interested in Penn Series as directors, officers, stockholders or otherwise; and that PMAM may be interested in Penn Series as a shareholder or otherwise. The existence of any such dual interest shall not affect the validity hereof or of and transactions hereunder.

13. This Agreement may be amended by mutual written consent.

14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid: (a) to Penn Mutual Asset Management, Inc. at 600 Dresher Road, Horsham PA 19044, Attention: President; or (b) to Penn Series Funds, Inc. at 600 Dresher Road, Horsham, PA 19044, Attention: President.

15. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

16. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PENN SERIES FUNDS, INC.

By:	/s/ David O’Malley
David O’Malley
President

THE PENN MUTUAL ASSET MANAGEMENT, INC.

By:	/s/ Keith Huckerby
Keith Huckerby
President and Chief Marketing Officer

Schedule A to

Co-Administration Agreement

by and between

Penn Mutual Asset Management, Inc.

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FUNDS

Money Market Fund

Limited Maturity Bond Fund

Quality Bond Fund

High Yield Bond Fund

Flexibly Managed Fund

Large Growth Stock Fund

Large Cap Value Fund

Large Cap Growth Fund

Index 500 Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Mid Core Value Fund

Small Cap Growth Fund

Small Cap Value Fund

International Equity Fund

Real Estate Securities Fund

Large Core Growth Fund

Large Core Value Fund

Balanced Fund

SMID Cap Growth Fund

SMID Cap Value Fund

Emerging Markets Equity Fund

Developed International Index Fund

Small Cap Index Fund

Aggressive Allocation Fund

Moderately Aggressive Allocation Fund

Moderate Allocation Fund

Moderately Conservative Allocation Fund

Conservative Allocation Fund

Schedule B to

Co-Administration Agreement

by and between

Penn Mutual Asset Management, Inc.

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FEES

Pursuant to Section 7 of the Agreement, each Fund shall pay PMAM a fee computed at the annual rate of the average daily net assets of the Fund as specified below:

Fund	Rate
Money Market Fund	0.02%
Limited Maturity Bond Fund	0.02%
Quality Bond Fund	0.02%
High Yield Bond Fund	0.02%
Flexibly Managed Fund	0.02%
Large Growth Stock Fund	0.02%
Large Cap Value Fund	0.02%
Large Cap Growth Fund	0.02%
Index 500 Fund	0.02%
Mid Cap Growth Fund	0.02%
Mid Cap Value Fund	0.02%
Mid Core Value Fund	0.02%
Small Cap Growth Fund	0.02%
Small Cap Value Fund	0.02%
International Equity Fund	0.02%
Real Estate Securities Fund	0.02%
Large Core Growth Fund	0.02%
Large Core Value Fund	0.02%
Balanced Fund	0.02%
SMID Cap Growth Fund	0.02%
SMID Cap Value Fund	0.02%
Emerging Markets Equity Fund	0.02%
Developed International Index Fund	0.02%
Small Cap Index Fund	0.02%
Aggressive Allocation Fund	0.02%
Moderately Aggressive Allocation Fund	0.02%
Moderate Allocation Fund	0.02%
Moderately Conservative Allocation Fund	0.02%
Conservative Allocation Fund	0.02%